Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-4 (333-236472), S-3 (333-224692) and S-8 (333-234256 and 333-225393) of Business First Bancshares, Inc. of our report dated March 4, 2020, relating to the consolidated financial statements of Business First Bancshares, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K of Business First Bancshares, Inc. for the year ended December 31, 2019.

/s/ Hannis T. Bourgeois, LLP

Hannis T. Bourgeois, LLP

Baton Rouge, Louisiana

March 20, 2020